CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 23, 2021, relating to the financial statements and financial highlights, which appear in the Annual Report on Form N-CSR for the year ended December 31, 2020 of AMG GW&K Global Allocation Fund and AMG GW&K Enhanced Core Bond ESG Fund, two of the funds constituting AMG Funds II. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights”, “Disclosure of Portfolio Holdings”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 30, 2021